Exhibit 10.1

                                    AGREEMENT

This Agreement is by and between GP Strategies Corporation ("GP Strategies") and GSE Systems, Inc. ("GSE") and is effective as of August 28, 2003. GP Strategies and GSE may hereinafter be collectively referred to as the "Parties."

                                   WITNESSETH:

WHEREAS, ManTech International Corporation ("ManTech") has agreed to sell to GP Strategies 914,784 shares of its GSE common stock, its subordinated note in the principal amount of $650,000 owed by GSE (the "Subordinated Note"), and the GSE common stock convertible from the GSE Series A preferred stock under a certain Preferred Stock Issuance Agreement dated December 5, 2001 (hereinafter the "ManTech and GP Strategies Deal"); and

WHEREAS, pursuant to the Preferred Stock Issuance Agreement, ManTech's Series A preferred stock is convertible to GSE common stock at the price of $2.645 per share (hereinafter the "Stock Conversion Price"); and

WHEREAS, the market value of GSE's common stock is $1.5526 per share based on a 60-day average from August 27, 2003 (hereinafter "Market Value"); and

WHEREAS, ManTech is willing to conclude the ManTech and GP Strategies Deal if the Stock Conversion Price in the Preferred Stock Issuance Agreement is reduced to Market Value, and GP Strategies is willing to conclude the ManTech and GP Strategies Deal if the Subordinated Note is convertible into GSE common stock at Market Value (hereinafter collectively referred to as the "ManTech/GP Strategies Request"); and

WHEREAS, if the ManTech/GP Strategies Request is approved, then GP Strategies will own at least 55.51% (and potentially up to 57.59%) of the outstanding common stock of GSE after consummation of the ManTech and GP Strategies Deal; and

WHEREAS, the ManTech and GP Strategies Deal is viewed by GSE management as in the best interest of all of the GSE stockholders, as essential for GSE's ongoing business operations, and anticipated to provide GSE with numerous financial and strategic benefits; and

WHEREAS, the Special Independent Negotiating Committee (the "Special Committee") of the Board of Directors of GSE was formed by unanimous consent at a GSE board meeting on June 10, 2003, to specifically consider certain aspects and conditions of the ManTech and GP Strategies Deal; and

NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

GP Strategies Commitments

Corporate Insurance

GSE is currently spending approximately $1 million annually for corporate insurance (directors and officer's insurance, liability insurance, property insurance, etc.). If the ManTech/GP Strategies Request is approved, GP Strategies agrees to use its best efforts to include GSE in the GP Strategies corporate insurance program as a subsidiary for corporate insurance purposes. GP Strategies estimates that, subject to underwriting criteria and approval, this proposal will save GSE approximately $500,000 annually of corporate insurance expenses.

Management Services Agreement

If the ManTech/GP Strategies Request is approved, GP Strategies agrees to negotiate in good faith a management services agreement ("Management Services Agreement") to reduce GSE's general and administrative ("G&A") expenses, by assuming responsibility for certain G&A functions, including, but not limited to, human resources, information technology services, accounting, employee benefits, contract management and legal.

If the ManTech/GP Strategies Request is approved, GP Strategies shall submit a proposed Management Services Agreement to GSE and the Special Committee no later than September 15, 2003. The Parties anticipate that the Management Services Agreement will save GSE approximately $500,000 of its annual G&A expenses. The Management Services Agreement will provide that the fee payable by GSE to GP Strategies thereunder (the "MSA Fee") shall be payable on not less than a quarterly basis. The Management Services Agreement will provide that the MSA Fee will be payable in cash, unless otherwise approved by the Special Committee.

If the ManTech/GP Strategies Request is approved, the Parties will negotiate in good faith to implement the Management Services Agreement no later than October 1, 2003, subject to final approval by the Special Committee.

Assistance with Payment and Performance Bonds

If the ManTech/GP Strategies Request is approved, GP Strategies will use its best efforts to obtain payment and performance bonds for GSE.

Miscellaneous

For purposes of this Agreement, best efforts shall mean the diligent, reasonable and good faith efforts of the obligated person to accomplish the applicable objective, which efforts shall not require such person to act in a manner that would be contrary to normal commercial practices to accomplish the objective. In order to effectuate certain of the transactions described herein for which GP Strategies has obligated itself to use its best efforts (e.g., obtaining payment and performance bonds for GSE), GP Strategies may be required: (a) pursuant to the terms of its loan agreements with its senior lenders, to obtain approval of such transactions with such senior lenders, and (b) pursuant to GP Strategies' corporate approval policies, to obtain approval of such transactions from its Board of Directors. In any such case, GP Strategies will use its best efforts to obtain any such approval.

Fees or other charges to GSE for any of the above services will be at or below market rates for comparable transactions and reflect the same type fees GP Strategies charges its subsidiary companies.

Attached is an estimate of the potential savings GSE may realize through the services of GP Strategies.

Except as expressly stated herein, GP Strategies does not commit or promise to take any action for, or on behalf of, GSE.

The laws of the State of Maryland, without giving effect to its choice of law principles, shall govern all matters arising under or relating to this Agreement and the Parties agree to the exclusive jurisdiction of Maryland courts for any disputes or claims arising hereunder.

Any related party transaction between GP Strategies and GSE, whether before or after the consummation of the ManTech and GP Strategies Deal, shall require approval by the independent directors of GSE.

Neither party shall be responsible for any of the other's expenses in connection with the negotiation, documents, or transactions contemplated hereby.

This Agreement shall be of no force or effect in the event that the ManTech and GP Strategies Deal is not consummated for any reason.

This Agreement constitutes the entire and complete understanding and agreement between the Parties with respect to the subject matter hereof and it shall be binding upon the Parties in accordance with its terms. In entering into this Agreement, neither party has relied upon any statement, representation, warranty or agreement of the other party except for those expressly contained in this Agreement. This Agreement supersedes any prior proposals, representations, understandings or commitments, whether oral or written, regarding the subject matter hereof.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of the date indicated above.

GP Strategies Corporation:                    GSE Systems, Inc.:

Signature: /s/ Andrea Kantor                  Signature: /s/ Chin-Our Jerry Jen

Name: Andrea Kantor                           Name: Chin-Our Jerry Jen
     ----------------                                ------------------

Title: Vice President                         Title: President
        & General Counsel                            & Chief Operating Officer